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                                                                   EXHIBIT 10.1

                        CONFIDENTIAL SEPARATION AGREEMENT
                        ---------------------------------

         THIS CONFIDENTIAL SEPARATION AGREEMENT ("Agreement") is made and entered into as of October 13, 1997, (the "Date of this Agreement") by and between Gary L. Davidson ("Employee") and ARV Assisted Living, Inc. (the "Company").

                                    RECITALS
                                    --------

         A. WHEREAS Employee and the Company are parties to an Employment Agreement dated October 1, 1995 and amended as of April 23, 1997 (the "Employment Agreement").

         B. WHEREAS Employee and the Company desire to specify the terms of Employee's resignation from his employment with the Company.

                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Resignation. Employee hereby tenders his resignation as Chairman of the Board, Chief Executive Officer and President of the Company and as a member of the Company's Board of Directors and from all offices and directorships of subsidiaries of the Company, in each case effective October 13, 1997. Employee agrees to execute appropriate documents to accomplish his resignation in any partnership affiliated with the Company upon request. Employee understands and agrees that all benefits of employment for Employee cease as of that date; however, Employee shall be eligible to continue his healthcare and dental benefits in accordance with COBRA at the Company's expense.


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         2. Payments to Employee. Not later than ten (10) days after execution of this Agreement by Employee, the Company will pay to Employee $526,099.41, less amounts required to be withheld under state or federal law (the "Initial Payment"). On the earlier of the 180th day after the Date of this Agreement, the shareholder vote on the Lazard Investment or the determination by the Board of Directors of the Company not to have a shareholder vote on the Lazard Investment (but in no event earlier than January 2, 1998), the Company shall make a second payment to Employee in an amount equal to the Initial Payment (the "Second Payment"). The Company shall also reimburse Employee for reasonable attorney's fees incurred by him in negotiating this Agreement in an amount not to exceed $20,000. Employee shall be paid any accrued, unused vacation within 72 hours of the date of this Agreement, and shall be reimbursed for all business expenses incurred on or before October 13, 1997 in connection with Company business in accordance with the Company's regular practice and/or policy. Employee will tender all claims and receipts of reimbursement no later than November 30, 1997.

         3. Execution of Release. Concurrently with the execution of this Agreement, Employee will execute a release of all claims against the Company in the form attached hereto as Exhibit A. This Agreement shall be null and void in its entirety if Employee fails to execute a release of all claims in the form attached hereto as Exhibit "A", or if Employee revokes that release in accordance with its terms.

         4. Termination of Employment Agreement. Employee acknowledges and agrees that all rights he may have had under the Employment Agreement are hereby terminated in their entirety, including without limitation, Employee's rights to compensation, bonuses, benefits and severance pay. Employee acknowledges the amounts paid under this Agreement are paid in lieu of any amounts due to Employee under the Employment Agreement. Employee


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expressly acknowledges that he has complied, and will continue to comply in the future, with his obligations under Paragraphs 6 and 7.4 of the Employment Agreement which survive the termination of that Agreement. Provided, however, that Employee may retain the computer and fax machine provided by the Company for use at his home; the fax machine provided by the Company for use at his desert home; and the cellular phone provided him by the Company. Employee shall be provided access to his former office to remove personal items provided such removal is completed within 10 days of the Date of this Agreement.

         5. Nondisparagement. Employee and the Company agree not to make any public statement disparaging each other and Employee agrees not to make any public statement disparaging the products, services, business practices, business strategies or other activities of the Company. Employee further agrees not to make any materially disparaging comment concerning any and all present and future arrangements between the Company and Lazard Freres Real Estate Investors L.L.C. ("LFREI"), Prometheus Assisted Living L.L.C. ("Prometheus") and any affiliates (the "Lazard Investment"). Employee understands and agrees that his agreement contained in the immediately preceding sentence is a material term of this Agreement, and that in the event of a breach of such agreement by Employee, if the arbitrator so rules, Employee will not be entitled to receive the Second Payment or will be obligated to return the Second Payment if it has been made.

         6. Confidential Information. Employee also acknowledges his obligation to maintain as confidential and not to use for any purpose non-public information he has received concerning the business plans of the Company; personnel information regarding its employees; and any other trade secret or proprietary information of the Company. Any dispute concerning this provision shall be resolved in accordance with the provisions of Paragraph 20; provided,


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however, that in addition to the powers granted to the arbitrator and procedures set forth therein, the arbitrator shall have the power to grant injunctive relief and sanctions, including, without limitation, sanctions against the Employee not to exceed the amount paid to Employee pursuant to this Agreement.

         7. Lazard Investment. Until the earlier of the shareholder vote on the Lazard Investment; the determination by the Board of Directors of the Company not to have a shareholder vote on the Lazard Investment; or 180 days after the Date of this Agreement, Employee agrees not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance or otherwise), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined in the certain Stock Purchase Agreement dated July 14, 1997 by and among the Company, Lazard and Prometheus, as such agreement may be amended from time to time), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or authorize or knowingly permit any of his representatives to take any such action. From the Date of this Agreement until the earlier of (i) the shareholder vote on the Lazard Investment, (ii) 180 days after the Date of this Agreement and (iii) a determination by the Board of Directors of the Company not to seek shareholder approval of the Lazard Investment (the "Restricted Period"), Employee agrees not to sell or otherwise transfer any of his shares of common stock of the Company or grant a proxy with respect to any matters which may be presented to the shareholders of the Company; provided, however, that Employee may, subject to his obligations under that certain Stockholders' Voting Agreement dated July 14, 1997 between the Company



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and Prometheus Assisted Living LLC, sell or otherwise transfer his shares of common stock of the Company during the Restricted Period so long as each recipient of the sold or transferred shares enters into a written agreement with Lazard in the form attached hereto as Exhibit B pursuant to which such person or entity agrees to vote the transferred shares in favor of the Lazard Investment during the Restricted Period.

         8. Approval of Press Release. Prior to issuing a press release concerning Employee's resignation, the Company shall submit such press release to Employee for his review. Employee may approve, or disapprove, the form of press release, provided, however, that such approval shall not be unreasonably withheld. In the event that Employee fails to approve or disapprove the press release on the day which it is tendered to him, the Company may issue such press release without Employee's approval.

         9. Review of Proposed Proxy Disclosure. At least 24 hours prior to filing with the Securities and Exchange Commission the revised proxy statement relating to, among other things, the Lazard Investment, the Company shall submit to Employee for his review a draft of the disclosure in such proxy statement that relates to Employee's resignation. The Company shall not be required to obtain Employee's approval of such disclosure.

         10. E-Mail from Employee. Employee shall be entitled to issue one all employee e-mail concerning his resignation. Employee shall submit the contents of the e-mail in draft form to Jim Peters, a member of the Board of Directors at the Company, for his review. Mr. Peters shall review the e-mail and notify Employee of his approval or disapproval of the e-mail on the business day on which it is tendered to him. Mr. Peters' approval shall not be unreasonably withheld.


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         11. Voting Agreement. Employee agrees to continue to honor the terms of that certain Stockholders' Voting Agreement dated July 14, 1997 entered into between him and LFREI, Prometheus and certain other stockholders of the Company.

         12. Stock Options. Employee acknowledges that all options which have not vested as of October 13, 1997 are terminated and Employee has no rights thereunder. As of this Date of this Agreement, Employee has 33,695 vested non-qualified options with an exercise price of $14 per share (the "Vested Options"). The Company will allow Employee to exercise the Vested Options through the earlier of the 30th day after a shareholders' vote on the Lazard Investment or the determination by the Board of Directors of the Company not to have a shareholder vote on the Lazard Investment; or 180 days after the Date of this Agreement (but in no event earlier than the 150th day after the Date of this Agreement).

         13. Specific Performance. Employee and the Company agree that a monetary remedy for a breach of Paragraphs 4, 5, 6, 7 and 10 of this Agreement will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm and that the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. Employee agrees that the Company shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Employee and Employee agrees that in the absence of such a waiver, a bond or undertaking may be required by the court. Such remedy shall not be exclusive and shall be in addition to any other remedy to which the Company may be entitled.


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         14. Waiver of Breach. Waiver by Employee or the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         15. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Employee's heirs, executors and administrators.

         16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

         17. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

         18. No Admission. Nothing contained in this Agreement shall be construed in any way as an admission by the Company or Employee that it or he has acted wrongfully with respect to the other or with respect to any other person, and the Company or Employee specifically disclaims any liability to, or wrongful acts against the other, on the part of itself or its or his representatives, affiliates, associates, employees or agents.

         19. No Charges or Actions. Employee and the Company represent and agree that he and it have not filed any notices, complaints, charges or lawsuits of any kind whatsoever against the other with any court, any governmental agency or any other regulatory body, and will not do so at any time hereafter with regard to any matter related to or arising out of Employee's employment by the Company or its affiliates, or his resignation thereof; provided, however, that the foregoing shall not preclude or limit Employee or the Company in any way from enforcing


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his or its rights under this Agreement or from taking any actions required by law to be taken by him or it, nor shall this Agreement prohibit Employee from seeking unemployment compensation which the Company will not contest.

         20. Arbitration. Except for claims for equitable or injunctive relief, the parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement (including exhibits) and/or any dispute arising out of or relating to Employee's employment with the Company in any way, to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current JAMS Employment Arbitration Rules, and shall take place in Orange County, California. The arbitrator shall be selected as follows: JAMS shall provide the parties with a list of eleven (11) arbitrators drawn from its panel of employment dispute arbitrators; each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of the parties, then the parties shall strike alternately from a second list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Company will advance the arbitrator's fee; however, all costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and witness expenses, shall be paid as the arbitrator or court awards. Except for claims for equitable


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or injunctive relief, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement (including exhibit "A" hereto).

         21. Sole and Entire Agreement. This Agreement represents the sole and entire agreement among the parties and supersedes all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matters covered thereby. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

         22. California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

         23. Representation by Counsel. Because both parties have had an opportunity to be represented by counsel and this Agreement was negotiated at arms length, the usual presumption that an agreement be interpreted against the drafter shall not apply.

         WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

                                              /s/ Gary L. Davidson
                                              ---------------------------------
                                              Gary L. Davidson


                                              ARV Assisted Living, Inc.


                                              By: /s/ John A. Booty
                                                  -----------------------------
                                                  Name:  John A. Booty
                                                  Title: President & CEO



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